QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 6, 2002

EARTHLINK, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	001-15605 (Commission File Number)	58-2511877 (IRS Employer Identification Number)

1375 Peachtree Street, NW
Atlanta, Georgia 30309
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 404-815-0770

Item 5. Other Events

        On August 6, 2002, the Board of Directors (the "Board") of EarthLink, Inc. (the "Company") approved a Shareholders Rights Plan (the "Rights Plan"). The Rights Plan is intended to deter hostile, coercive or unsolicited attempts to gain control of the Company, thereby encouraging any potential bidder to communicate and negotiate directly with the Board. The Rights Plan is embodied in the Rights Agreement (as amended from time to time, the "Rights Agreement") entered into between the Company and American Stock Transfer & Trust Co., which is the agent that will administer the Rights Agreement.

        On August 6, 2002, in connection with the Rights Plan, the Board also declared a dividend of one "Right" for each outstanding share of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for stockholders of record at the close of business on August 5, 2002. Each Right generally the entitles the holder to purchase, in certain circumstances, one one-thousandth (1/1,000) of a share (a "Unit") of the Company's newly created Series D Junior Preferred Stock, par value $.01 per share, at a price of $60.00 per Unit. The Rights generally will not become exercisable until any person or entity acquires, or initiates a tender offer to acquire, at least 15% of the Company's then outstanding Common Stock. In such event, the Rights convert into the right to buy shares of Common Stock at effectively one-half of the Company's then-current stock price. The Rights are redeemable under certain circumstances at $0.01 per Right and will expire, unless earlier redeemed, on August 6, 2012.

        A complete description and terms of the Rights Plan is set forth in the Rights Agreement, a copy of which is filed herewith as an exhibit and is incorporated herein by reference.

        On August 6, 2002, the Board also approved a share repurchase program (the "Repurchase Program") and authorized an initial repurchase of up to $25 million of the Company's common stock. The Company may repurchase its common stock from time to time in compliance with the Securities and Exchange Commission's regulations and other legal requirements, and subject to market conditions and other factors. The Repurchase Program does not require the Company to acquire any specific number of shares and may be terminated at any time.

Item 7. Financial Statements and Exhibits

Exhibit No.	Description
4.1	Rights Agreement, dated as of August 6, 2002 between Earthlink, Inc. and American Stock Transfer and Trust Co.
99.1	Press Release, dated August 6, 2002, announcing adoption of the Rights Plan and Repurchase Program.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.
Date:	August 6, 2002	By:	/s/ CHARLES G. BETTY

		Name:	Charles G. Betty

		Title:	Chief Executive Officer

QuickLinks

  Item 5. Other Events
  Item 7. Financial Statements and Exhibits
SIGNATURES